Exhibit 10.2

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 13, 2022, between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the “Company”), and Brian K. Meyers (the “Executive”).

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, the Executive and the Company entered into an employment agreement, dated, December 10, 2020 which expires pursuant to its terms on December 31, 2023 (the “Prior Agreement”); and

WHEREAS, the parties desire to enter into a new agreement setting forth the terms and conditions of the Executive’s employment with the Company effective as of December 13, 2022 that supersedes the Prior Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.          EFFECTIVENESS OF AGREEMENT.

This Agreement shall become effective as of the date hereof.

2.          EMPLOYMENT AND DUTIES.

2.1        Position and Duties.  The Company hereby continues to employ the Executive, and the Executive agrees to serve, as Executive Vice President, Chief Financial Officer and Treasurer of the Company, upon the terms and conditions contained in this Agreement.  The Executive shall report to the Chief Executive Officer of the Company and perform the duties and services for the Company commensurate with the Executive’s position. Except as may otherwise be approved in advance by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”), the Executive shall render his services exclusively to the Company during his employment under this Agreement and shall devote substantially all of his working time and efforts to the business and affairs of the Company.

2.2        Term of Employment.  The Executive’s employment under this Agreement shall terminate on December 31, 2025, unless terminated earlier pursuant to Section 5 or extended pursuant to Section 6.1 (the “Employment Period”).

2.3        Location of Work.  The Executive shall be based in the United States in Parsippany, New Jersey.  However, the Executive agrees to undertake whatever domestic and worldwide travel is required by the Company.  The Executive shall not be required or permitted to relocate without the mutual, written consent of the Executive and the Company.

3.          COMPENSATION.

3.1        Base Salary.  Subject to the provisions of Sections 5 and 6, the Executive shall be entitled to receive a base salary (the “Base Salary”) at a rate of $358,955.00  per annum, such rate to be effective as of January 1, 2023.  Such rate may be adjusted upwards, but not downwards, from time to time by the Board or the Committee, in their sole discretion.  The Base Salary shall be paid in equal installments on a biweekly basis or in accordance with the Company’s current payroll practices, less all required deductions.  The Base Salary shall be pro-rated for any period of service less than a full year.

3.2        Annual Bonus.  Subject to the provisions of Sections 5 and 6, the Executive shall be eligible to earn an annual bonus for 2023 and each full calendar year thereafter during the Employment Period (the “Annual Bonus”), the amount of which shall be based upon performance targets or such other criteria that are determined by the Board or the Committee pursuant to the provisions of the Company’s Key Management Team Incentive Compensation Plan ( the “Incentive Plan”) in effect for the applicable calendar year.  The Company shall pay the Annual Bonus to the Executive no later than March 15th following the end of the applicable fiscal year.  The Annual Bonus shall be prorated for any year in which the Executive’s employment is terminated due to death or Disability, as defined in Appendix A.  If during the Employment Period the Executive’s employment is terminated by the Company (or any successor thereto) for Cause, as defined in Exhibit A, or the Executive resigns from his employment other than for Good Reason, as defined in Exhibit A, prior to the payout of any Annual Bonus due for a completed calendar, the Executive shall not receive such Annual Bonus.

3.3        Reimbursement of Expenses.  The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices.

4.          EMPLOYEE BENEFITS.

4.1        General.  The Executive shall, during the Employment Period, be included, to the extent eligible thereunder, in all employee benefit plans, programs and arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, profit sharing, disability benefits, health and life insurance or vacation and paid holidays) that shall be established by the Company for, or made available to, its senior executives.  In addition, the Company shall furnish the Executive with coverage by the Company’s customary director and officer indemnification arrangements, subject to applicable law.

4.2        Automobile.  During the Employment Period, the Company shall provide the Executive with an automobile for business and personal use and pay for associated costs, including automobile insurance, parking and fuel, in accordance with the Company’s practices as consistently applied to other key employees.

5.          TERMINATION OF EMPLOYMENT.

5.1          Effect of an Involuntary Termination.  Subject to the provisions of Sections 6 and 9.5, if during the Employment Period there is an “Involuntary Termination” (as defined below) of the Executive’s employment, the Company shall pay to the Executive:

(i)          an amount equal to one and three-quarters times the sum of (x) the Executive’s annual Base Salary, at a rate in effect at the date of such termination plus (y) the target amount of the Annual Bonus of the Executive for the year in which the Involuntary Termination occurs;

(ii)         all outstanding reasonable travel and other business expenses that he incurred as of the date of his termination;

(iii)        an additional cash amount equal to the Company’s estimate of the employer portion of the premiums that would be necessary to continue the Executive’s health care coverage until the first anniversary of the date of such Involuntary Termination; provided, however, that if prior to payment of such cash amount the Executive becomes covered under another group health plan (which coverage, once obtained, must be promptly disclosed by the Executive to the Company), such cash amount shall be prorated to cover only the period from the date of the Executive’s Involuntary Termination until the date on which such alternate coverage starts; and

(iv)        a prorated Annual Bonus for the year in which the Involuntary Termination occurs, calculated by multiplying (A) the Annual Bonus to which the Executive would have been entitled under Section 3.2 if his employment had continued through the end of such year by (B) a proration fraction the numerator of which is the number of days in such calendar year up to and including the date of the Executive’s Involuntary Termination and the denominator of which is 365.

The Executive shall also be entitled to receive any other accrued compensation and benefits otherwise payable to him as of the date of his termination, including, without limitation, any Annual Bonus due for a completed calendar year.  All payments made under Sections 5.1(i), (ii) and (iii) above shall be made by the Company (or its successor) in a lump-sum amount on the 60th day following the Executive’s termination of employment, and payment made under Section 5.1(iv) above shall be made by the Company (or its successor) in a lump-sum amount on the date that bonuses for the year in which the Executive’s Involuntary Termination occurs are paid generally to the Company’s senior executives (but no later than March 15th of the year following the year in which the Executive’s Involuntary Termination occurs).

The Company shall not be required to make the payments and provide the benefits provided for under this Section 5.1 unless (1) the Executive executes and delivers to the Company, within sixty days following the Executive’s termination of employment, a Waiver and Release (relating to the Executive’s release of claims against the Company Group (as defined below) in the form provided by the Company, and the Waiver and Release has become effective and irrevocable in its entirety, and (2) the Executive remains in material compliance with the restrictive covenants set forth in Section 9 of this Agreement.  The Executive’s failure or refusal to sign the Waiver and Release (or the revocation of such Waiver and Release in accordance with applicable laws) or the Executive’s failure to materially comply with the restrictive covenants in Section 9 shall result in the forfeiture of the payments and benefits payable under this Section 5.1.

For purposes of this Agreement, “Involuntary Termination” means the termination of the Executive’s employment (i) by the Company (or any successor thereto) without Cause, as defined in Appendix A, or (ii) by the Executive for Good Reason, as defined in Appendix A.

5.2        Effect of a Termination for Cause or Resignation without Good Reason.  Subject to the provisions of Sections 3.2 and 6, if during the Employment Period, the Executive’s employment is terminated by the Company (or any successor thereto) for Cause or the Executive resigns from his employment other than for Good Reason, the Company shall pay to the Executive, any (i) accrued but unpaid Base Salary earned through the date of his termination, (ii) unreimbursed expenses, plus (iii) accrued but unpaid employee benefits set forth in Section 4.1 above as determined in accordance with the provisions of the applicable employee benefit plans or programs of the Company.

5.3        Effect of a Termination due to Death or Disability.  Subject to the provisions of Sections 3.2 and 6, if during the Employment Period, the Executive’s employment is terminated by the Company (or any successor thereto) due to death or Disability, as defined in Appendix A, the Company shall pay to the Executive, or if applicable his estate:

(i)          accrued but unpaid Base Salary earned through the date of his termination and any Annual Bonus due but not yet paid for a completed calendar year;

(ii)         a prorated Annual Bonus for the year in which the termination of employment occurs, calculated by multiplying (A) the Executive’s target Annual Bonus for that year by (B) a proration fraction the numerator of which is the number of days in such calendar year up to and including the date of the Executive’s termination of employment and the denominator of which is 365;

(iii)        all outstanding reasonable travel and other business expenses that the Executive incurred as of the date of his termination; and

(iv)        accrued but unpaid employee benefits set forth in Section 4.1 above as determined in accordance with the provisions of the applicable employee benefit plans or programs of the Company.

In addition, upon the Executive’s termination of employment due to death or Disability, all outstanding stock options and restricted stock awarded to the Executive shall become fully vested, and stock options shall become immediately exercisable and will remain exercisable for one year from the date of termination (or, if earlier, until the stock option’s normal expiration date); provided, however, that if the applicable stock option award specifically provides for a longer post-employment period to exercise such option, such longer period shall apply.

6.          EFFECT OF A CHANGE IN CONTROL.

6.1        New Term of Employment.  Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Change in Control, as defined in Appendix A, during the Employment Period, the Company (or its successor) shall renew this Agreement for a period of two years commencing on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control.

6.2        Acceleration of Equity Awards.  Notwithstanding anything to the contrary in any of the Equity Award Documents, as defined in Appendix A, upon a Change in Control, all outstanding stock options and restricted stock granted by the Company or any of its affiliates to the Executive shall become fully vested, and stock options shall become immediately exercisable, on the date of the Change in Control.

7.          REDUCTION OF PAYMENTS.

If any amounts due to the Executive under this Agreement and any other agreement, plan or arrangement of or with the Company or any of its affiliates constitute a “parachute payment,” as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive if he was paid three times his “base amount”, as defined in Section 280G(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment will be reduced (or returned by the Executive if it has already been paid to him) to an amount that will equal three times the Executive’s base amount less $1.00.  Any determination to be made with respect to this Section 7 shall be made by an accounting firm jointly selected by the Company and the Executive and paid for by the Company, and which may be the Company’s independent auditors.

8.          NO ADDITIONAL RIGHTS.

The Executive shall have no right to receive any compensation or benefits upon his termination or resignation of employment, except (i) as expressly set forth in Sections 5 and 6 above, where applicable, or (ii) as determined in accordance with the provisions of the employee benefit plans or programs of the Company.

9.          RESTRICTIVE COVENANTS.

9.1        Noncompetition.  During the term of the Executive’s employment with the Company (or any successor thereto) and continuing for two years thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competing Business, whether for compensation or otherwise;  provided, however, that the Executive shall be permitted to hold, directly or indirectly, less than 1% of any class of securities of any entity that is listed on a national securities exchange or on the NASDAQ National Market System.  Notwithstanding the foregoing, this Section 9.1 shall cease to apply upon the termination of the Executive’s employment with the Company (or any successor thereto) resulting from an Involuntary Termination.  For purposes of this Agreement, “Competing Business” means any business within the United States that involves for-profit, post-secondary education.

9.2        Nonsolicitation.  During the term of the Executive’s employment with the Company (or any successor thereto) and continuing for one year thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company or any of its subsidiaries or affiliates (the “Company Group”) (i) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was on the date of this Agreement, employed by, or serving as a key consultant of, any member of the Company Group or (ii) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was on the date of this Agreement, a customer or client (or reasonably anticipated to become a customer or client) of any member of the Company Group.

9.3        Confidentiality.  The Executive shall not at any time, except in performance of his obligations to the Company Group under the provisions of this Agreement and as an employee of the Company, directly or indirectly, disclose or use any secret or protected information that he may learn or has learned by reason of his association with any member of the Company Group.  The term “protected information” includes trade secrets and confidential and proprietary business information of the Company Group, including, but not limited to, customers (including potential customers), sources of supply, processes, methods, plans, apparatus, specifications, materials, pricing information, intellectual property (including applications and rights in discoveries, inventions or patents), internal memoranda, marketing plans, contracts, finances, personnel, research and internal policies, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company Group operates other than as a result of disclosure by the Executive in violation of this Section 9.3 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

9.4        Exclusive Property.  The Executive confirms that all protected information is and shall remain the exclusive property of the Company Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company Group.

9.5        Compliance with Restrictive Covenants.  Without intending to limit any other remedies available to the Company Group and except as required by law, in the event that the Executive breaches or threatens to breach any of the covenants set forth in this Section 9, (i) the Company Group shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 9 or such other relief as may be required to enforce any of such covenants and (ii) all obligations of the Company to make payments and provide benefits under this Agreement shall immediately cease.

10.        ARBITRATION.

10.1      General.  Subject to Section 9.5 above, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the Executive and the Company shall be settled exclusively by arbitration in Parsippany, New Jersey before three arbitrators of exemplary qualifications and stature.  The Executive and the Company shall each select one arbitrator.  The arbitrators selected by the Executive and the Company shall jointly select the third arbitrator.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The Executive and the Company hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the provisions of this Agreement.

10.2      Associated Costs.  The cost of the arbitration shall be borne by the parties in the manner determined by the arbitrators.  If, however, the dispute concerns contractual rights that arise in the event of or subsequent to a Change in Control, the costs of arbitration (and any reasonable attorney’s fees incurred by the Executive) shall be borne by the Company, unless the arbitrators determine that the Executive commenced such arbitration on unfounded or unreasonable grounds.

11.        SECTION 409A OF THE CODE.

11.1      General.  This Agreement is intended to be exempt from or meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

11.2      Deferred Compensation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)          If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s termination of employment, then no such payment shall be made or commence during the period beginning on the date of the Executive’s termination of employment and ending on the date that is six months and one day following the Executive’s termination of employment or, if earlier, on the date of the Executive’s death.

(ii)        Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.  No reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(iii)       The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code.  If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.  It is understood that each installment is a separate payment, and that the timing of payment is within the control of the Company.

(iv)        The provisions of this Section 11 shall apply notwithstanding any provisions of this Agreement related to the timing of payments following the Executive’s termination of employment.

12.         MISCELLANEOUS.

12.1       Communications.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, or on the fifth business day after mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), to the relevant party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of change of address shall be effective upon receipt):

if to the Company:
14 Sylvan Way, Ste. A
Parsippany, NJ 07054
Attention:  Chief Executive Officer and President

if to the Executive:
14 Sylvan Way, Ste. A
Parsippany, NJ 07054

12.2       Waiver of Breach; Severability.  a)  The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.

(b)         The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein.  It is the intention of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof.  Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

12.3       Assignment; Successors.  No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

12.4       Entire Agreement.  This Agreement and the Equity Award Documents represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the subject matter hereof, including, without limitation, the Prior Agreement.  This Agreement may be amended at any time by mutual written agreement of the parties hereto.

12.5       Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any.

12.6       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

12.7       Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.

12.8       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the day and year first written above.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By: /s/Scott M. Shaw
Name: Scott M. Shaw
Title: Chief Executive Officer and President

EXECUTIVE

/s/Brian K. Meyers
Brian K. Meyers

APPENDIX A

“Cause” shall mean, with respect to the Executive, the following:

(a)
prior to a Change in Control, (i) the Executive’s willful failure to perform the duties of his employment in any material respect, (ii) malfeasance or gross negligence in the performance of the Executive’s duties of employment, (iii) the Executive’s conviction of a felony under the laws of the United States or any state thereof (whether or not in connection with his employment), (iv) the Executive’s intentional or reckless disclosure of protected information respecting any member of the Company Group’s business to any individual or entity which is not in the performance of the duties of his employment, (v) the Executive’s commission of an act or acts of sexual harassment that would normally constitute grounds for termination, or (vi) any other act or omission by the Executive (other than an act or omission resulting from the exercise by the Executive of good faith business judgment), which is materially injurious to the financial condition or business reputation of any member of the Company Group; provided, however, that in the case of (i) and (ii) above, the Executive shall not be deemed to have been terminated for cause unless he has received written notice of the alleged basis therefor from the Company, and fails to remedy the matter within 30 days after he has received such notice, except that no such “cure opportunity” shall be required in the case of two separate episodes occurring within any 12-month period that give the Company the right to terminate for cause for such reason; or

(b)
on or after a Change in Control, (i) the Executive’s willful failure to perform the duties of his employment in any material respect, (ii) malfeasance or gross negligence in the performance of the Executive’s duties of employment, (iii) the Executive’s conviction of a felony under the laws of the United States or any state thereof (whether or not in connection with his employment), or (iv) the Executive’s intentional or reckless disclosure of protected information respecting any member of the Company Group’s business to any individual or entity which is not in the performance of the duties of his employment; provided, however, that in the case of (i) and (ii) above, the Executive shall not be deemed to have been terminated for cause unless he has received written notice of the alleged basis therefor from the Company, and fails to remedy the matter within 30 days after he has received such notice, except that no such “cure opportunity” shall be required in the case of two separate episodes occurring within any 12-month period that give the Company the right to terminate for cause for such reason.

“Change in Control” shall mean:

(a)
when a “person” (as defined in Section 3(a)(9) of the Exchange Act), including a “group” (as defined in Section 13(d) and 14(d) of the Exchange Act), either directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 25% or more of either (i) the then outstanding Common Stock, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control:  (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b)
when, during any period of 24 consecutive months during the Employment Period, the individuals who, at the beginning of such period, constitute the Board (the “Company Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof;  provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to be a Company Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least two-thirds of the directors of the Company, who then qualified as Company Incumbent Directors;

(c)	when the stockholders of the Company approve a reorganization, merger or consolidation of the Company without the consent or approval of a majority of the Company Incumbent Directors;

(d)
consummation of a merger, amalgamation or consolidation of the Company with any other corporation, the issuance of voting securities of the Company in connection with a merger, amalgamation or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

(e)	a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company;

 “Disability” shall mean the inability of the Executive to perform substantially his duties and responsibilities to the Company or any of its subsidiaries by reason of a physical or mental disability or infirmity (a) for a continuous period of six months or (b) at such earlier time as the Executive submits medical evidence of such disability to the reasonable satisfaction of the Committee that the Executive has a physical or mental disability or infirmity that shall likely prevent him from substantially performing his duties and responsibilities for six months or longer.  The date of such Disability shall be on the last day of such six-month period or the day on which the Committee determines that the Executive has a physical or mental disability or infirmity as provided in clause (b) herein.

“Good Reason” shall mean, with respect to the Executive, the occurrence of any of the following (without his written consent):  (a) a reduction in the Executive’s Base Salary or target Annual Bonus; (b) an adverse change in the Executive’s title, authority, duties, responsibilities or reporting lines as specified in Section 2.1 of this Agreement; (c) a failure by the Company to pay material compensation when due in connection with the Executive’s employment; or (d) a material breach of this Agreement by the Company; provided, however, that, if any such Good Reason is reasonably susceptible to cure, then the Executive shall not terminate his employment hereunder unless the Executive first provides the Company with written notice of his intention to terminate and of the grounds for such termination, and the Company has not, within 10 business days following receipt of such written notice, cured such Good Reason.

“Equity Award Documents” shall mean  (a) any option agreements, restricted stock agreements or other equity award agreements under the Company’s 2020 Long-Term Incentive Plan and (b) any stock pledge agreement or promissory note relating to the Executive’s stock options, shares of Company common stock underlying such options or restricted stock.